UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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ReSearch Pharmaceutical Services, Inc.

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RESEARCH PHARMACEUTICAL SERVICES, INC
520 Virginia Drive
Fort Washington, PA 19034
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 2, 2010

TIME		9 a.m., local time, on June 2, 2010.

PLACE		Our headquarters, 520 Virginia Drive, Fort Washington, Pennsylvania, 19034. Directions to our headquarters are set forth in this Proxy Statement on page [31].

ITEMS OF BUSINESS	1	To elect the three nominees for Class III directors, as named in this proxy statement, to our Board of Directors for a term expiring at the third annual meeting following their election.

	2	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2010.

	3	To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

RECORD DATE		Our Board of Directors has fixed the close of business on May 12, 2010 as the record date for the Annual Meeting. All stockholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting or any adjournments thereof.

IMPORTANT		It is important that your shares be voted at the Annual Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the Proxy Statement.

By Order of the Board of Directors

STEVEN BELL

April 30, 2010		Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be
Held on June 2, 2010.
The Proxy Statement and Annual Report on Form 10-K is available at www.rpsweb.com.

RESEARCH PHARMACEUTICAL SERVICES, INC.
520 Virginia Drive
Fort Washington, PA 19034
www.rpsweb.com

PROXY STATEMENT

April 30, 2010
The Annual Meeting of Stockholders of ReSearch Pharmaceutical Services, Inc. (“RPS”) will be held at our headquarters, 520 Virginia Drive, Fort Washington, Pennsylvania 19034, at 9 a.m., local time, on June 2, 2010. We are mailing this Proxy Statement on or about April 30, 2010 to each holder of our issued and outstanding common stock entitled to vote at the Annual Meeting in order to furnish information relating to the business to be transacted at the Annual Meeting. We have mailed our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 along with this Proxy Statement.
Our Board of Directors has fixed the close of business on May 12, 2010 as the record date (“Record Date”) for the Annual Meeting. All stockholders of record at that time are entitled to notice of and are entitled to vote on all proposals in person or by proxy at the Annual Meeting and any adjournment thereof. On the date of this Proxy Statement, 37,278,352 shares of our common stock are outstanding.
VOTING AND REVOCABILITY OF PROXIES
It is important that your shares be voted at the Annual Meeting. Please MARK, SIGN, DATE, and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Annual Meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described below. If you receive more than one proxy card — because you have multiple accounts — you should mark, sign, and return all proxy cards received to be sure all of your shares are voted.
On each matter voted on at the Annual Meeting and any adjournment thereof, each record holder of common stock will be entitled to one vote per share.
The required quorum for the Annual Meeting consists of one or more stockholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual Meeting. Our directors who are nominees for election at this Annual Meeting are elected by a plurality of the votes cast by the stockholders present in person or by proxy at the Annual Meeting and entitled to vote. Approval of Proposal Two requires the affirmative vote of a majority of the voting power of the common stock of RPS entitled to vote thereon and present in person or by proxy at the Annual Meeting.
If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count in determining whether a quorum is present. Abstentions will have no effect on Proposal One. Proxies marked with “Abstain” on Proposal Two will be treated as votes against that proposal.
Proxies submitted by brokers holding stock in “street name” that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from their customers as to how to vote on those proposals are known as “broker non-votes.” Broker non-votes will be treated as present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Under the rules that govern brokers, uncontested elections of directors had previously been considered routine matters, and brokers or nominees who held stock in “street name” could vote the shares without instructions from their clients. These rules, however, were recently amended, and consequently, if a customer or account holder does not instruct the broker or nominee on how to vote in the uncontested director election (Proposal 1) a broker non-vote will occur. If you hold your shares in “street name,” you must cast your vote or instruct your nominee or broker if you want your vote to count in the election of directors (Proposal 1).

We believe that brokers have the authority to vote their customers’ shares with respect to the ratification of the appointment of RPS’ independent registered public accounting firm (Proposal 2), even if their customers do not instruct their nominees how to vote on this proposal. However, we encourage you to cast your vote or instruct your nominee or broker if you want your vote to count in the ratification of RPS’ independent registered public accounting firm (Proposal 2).
You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received on or before midnight on June 1, 2010 will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows:
•	“FOR” Proposal One — the election of all nominees for Class III Director named in this Proxy Statement for a three-year term.
•	“FOR” Proposal Two — the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2010.
If any other business is brought before the Annual Meeting, proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by (1) filing with our Corporate Secretary an instrument revoking it or a duly executed proxy bearing a later date, or (2) by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.
We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to stockholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation.
The enclosed proxy is solicited by and on behalf of our Board of Directors.
BACKGROUND AND DEFINITIONS USED IN THIS PROXY STATEMENT
Our predecessor, ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation (“Old RPS”), was incorporated in Pennsylvania in 1994. Old RPS merged into a wholly-owned subsidiary of Cross Shore Acquisition Corporation, a Delaware corporation which was a special purpose acquisition company formed to acquire another business (“Cross Shore”) on August 30, 2007, which we refer to as the “Merger” throughout this Proxy Statement. Cross Shore’s common stock and warrants were admitted to trading on the Alternative Investment Market of the London Stock Exchange (“AIM”). As a result of the Merger, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc., and our common stock and warrants were admitted to trading on AIM as of August 31, 2007. On September 4, 2009, RPS delisted its common stock from AIM following approval of the delisting by the requisite number of shareholders. Trading in RPS’ warrants was suspended on AIM on September 4, 2009 and RPS’ nominated advisor resigned from its position. RPS elected not to appoint another nominated advisor and RPS’ warrants were delisted on October 5, 2009. RPS common stock and warrants are no longer traded on AIM, but remain transferable in accordance with state and federal securities laws and RPS’ bylaws and amended and restated certificate of incorporation.
Unless the terms defined above are used, the words “RPS,” “we,” “company,” “us,” and “our” refer to ReSearch Pharmaceutical Services, Inc. and its subsidiaries following the Merger.

PROPOSAL ONE — ELECTION OF OUR DIRECTORS
Our amended and restated certificate of incorporation provides that the size of our Board of Directors shall consist of not less than one nor more than eleven directors. Our Board of Directors currently consists of nine directors and is divided into three classes, designated Class I, Class II and Class III, with the members of each class serving for staggered three-year terms. Each class consists of one-third of the total number of directors constituting the entire Board of Directors.
Dr. Koffer and Messrs. Perlman and Yu are each Class III Directors who are nominees for reelection at the Annual Meeting. If elected, Dr. Koffer and Messrs. Perlman and Yu will serve until our 2013 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Class I Directors will be eligible for reelection at our 2011 annual meeting of stockholders. The Class II Directors will be eligible for reelection at our 2012 annual meeting of stockholders. The Board of Directors believes that all of its current directors, including the three nominees for re-election, possess personal and professional integrity, good judgment, a high level of ability and business acumen, and further, have performed exceptionally well in their respective time served as directors.
Assuming a quorum is established at the Annual Meeting, directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and that are entitled to vote for the election of directors.
The following tables present information concerning the three nominees for the office of Class III Director and the six directors who will continue in office after our Annual Meeting, including their ages, positions with our company, and the Class of which they are a member.

Class III Director Nominees
Name	Age	Position	Class
Harris Koffer	57	President, Chief Operating Officer, and Director	Class III
Daniel M. Perlman	53	Chairman of the Board of Directors and Chief Executive Officer	Class III
Peter M. Yu	48	Director	Class III

Continuing Directors
Name	Age	Position	Class
Thomas R. Armstrong	65	Director	Class I
James R. Macdonald	53	Director	Class I
Stephen E. Stonefield	61	Director	Class I
Jack H. Dean	68	Director	Class II
Warren W. Myers	48	Director	Class II
Daniel Raynor	50	Director	Class II
Nominees for Election at this Annual Meeting (Class III)
Set forth below is biographical information concerning the persons nominated for election as Class III Directors:
Daniel M. Perlman joined Old RPS’ predecessor company, ReSearch Pharmaceutical Search, Inc. in 1998 as President and became Chief Executive Officer and Chairman of the Board of Directors of Old RPS in 2001. He was the Chief Executive Officer of Old RPS prior to the Merger and has remained Chief Executive Officer and Chairman of the Board of Directors following the Merger. Prior to joining Old RPS, Mr. Perlman served as Vice President — Operating Specialties, at Kforce Inc., where he started the contract staffing divisions in the pharmaceutical, healthcare, engineering, legal and scientific industries. From 1990 to 1993, Mr. Perlman served as Managing Director of a local division of CDI Corporation, where he specialized in pharmaceutical outsourcing. Prior to that, Mr. Perlman worked at a private label division of Goodyear where he last served as Vice President — Sales and Marketing, Private Label Division. From 1985 until 1990, Mr. Perlman was President of TKA, a tire company in eastern Pennsylvania. He graduated from The Haverford School and The Wharton School, University of Pennsylvania.
Mr. Perlman’s extensive experience with leadership of both our Board of Directors and our Company, his intimate familiarity with RPS, and his 20 years of management experience in the pharmaceutical outsourcing and staffing industry give him the expertise, skills, and judgment to serve as Chairman. Under Mr. Perlman’s guidance, our Board of Directors has expanded our global footprint and increased our growth in a manner that we believe has positioned RPS well for the future.

Harris Koffer joined Old RPS in July 2006 as President, Chief Operating Officer and director, and has remained RPS’ President, Chief Operating Officer and a director following the Merger. Prior to joining Old RPS, from December 2005 to June 2006, Dr. Koffer served as Corporate Executive Vice President and President, Cardiac Safety Services, for Medifacts International. Dr. Koffer resigned from all positions he held at Medifacts International in June 2006. On January 28, 2007, Medifacts International filed for Chapter 11 bankruptcy protection. Dr. Koffer also served as Vice President, Clinical Trials and Pharmaceutical Business Development, for Quest Diagnostics from 2000 to 2005, and served in various positions at Covance Inc. and its predecessor companies from 1981 to 2000, including as Vice President and General Manager of Covance Clinical Services (1995 to 1998) and President of Covance Periapproval Services (1992 to 1995). In addition, Dr. Koffer served on the Board of Directors for BioImaging Technologies (1995-98). Dr. Koffer has served as Adjunct Assistant Professor of Pharmacy in Medicine at the University of Pennsylvania School of Medicine and Clinical Associate Professor of Pharmacy at the Philadelphia College of Pharmacy and Science. Dr. Koffer has published and presented numerous papers in the fields of cardiovascular clinical pharmacology and pharmacoeconomics. He earned both a bachelor of science in pharmacy and a doctor of pharmacy degree from the Philadelphia College of Pharmacy and Science and completed a Fellowship in Clinical Pharmacology at Thomas Jefferson University Hospital in Philadelphia.
Dr. Koffer’s service as a director of RPS since 2006 and 30 years of experience in biopharmaceutical research and development provides him with a substantial knowledge and understanding of RPS, the biopharmaceutical industry, and the contract service organization marketplace. Dr. Koffer’s experience in the academic and private sector, his doctorate in pharmacy, his expertise in pharmacoeconomics, clinical pharmacology, pharmacoepidemiology, and drug development in general, as well as his experience as an executive at several clinical research and related organizations give him particular professional expertise and management experience relevant to his qualifications as a director.
Peter M. Yu began serving as a director of RPS in 2008. Mr. Yu is a Founder and Managing Partner of Cartesian Capital Group, a global private equity firm with more than $1 billion under management and responsible for more than 12 investments in a variety of fields and industries. Prior to founding Cartesian, Mr. Yu founded and served as President and Chief Executive Officer of AIG Capital Partners (“AIGCP”), a global private equity firm with $4.5 billion under management, where Mr. Yu directed over 80 investments in various industries. Prior to founding AIGCP, Mr. Yu served as Director to the National Economic Council in the White House under President Bill Clinton. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk to Justice John Paul Stevens on the United States Supreme Court. Mr. Yu received his B.A. from the Woodrow Wilson School at Princeton University.
Mr. Yu’s background in business management and financial and investment expertise gives him an experienced perspective on the economic side of our business, and provides our Board of Directors with access to different and current views on the issues facing the Company and its businesses. In addition, Mr. Yu’s extensive experience in international management and transactions has been instrumental in our recent global acquisitions and the integration of those acquisitions into our operations, which has made Mr. Yu also particularly valuable in the growth of our international footprint.
Directors with Terms Expiring in 2011 (Class I)
Thomas R. Armstrong began serving as a director of RPS in 2008 and is a co-founder and Partner at Cartesian Capital Group, LLC, a global private equity firm with more than $1 billion under management. Mr. Armstrong served as Senior Advisor to AIGCP from 1999-2005, playing an active role in a number of the firm’s investments. Mr. Armstrong was co-founder of Advent International, a global private equity investment firm, where he served as Executive Vice President and Chief Operating Officer from 1984 to 1998. During that period, Mr. Armstrong served on the firm’s Investment Committee and assisted in the formation and operation of 26 affiliated private equity firms around the world. Mr. Armstrong has also served as Vice President, International of The Allen Group, a NYSE-listed manufacturer of capital equipment, automotive parts, and consumer products. Mr. Armstrong is also co-founder and former Chief Operating Officer of Thrasos, Inc., a pharmaceutical development firm using combinatorial and computational chemistry technology to validate early stage biological targets and accelerate the development of new therapeutic agents. Mr. Armstrong holds engineering degrees from Princeton University and Cornell University, and an MBA from Harvard Business School.

Mr. Armstrong’s background in drug development as a founder and former chief operating officer of Thrasos, and his financial and investment expertise developed from investments in more than 200 companies in over a dozen different industries gives him an experienced perspective on both the technical and the economic aspects of our business, and provides the Board of Directors with experienced views on the matters that come before the Board of Directors. In addition, Mr. Armstrong’s experience in international investments and transactions has been valuable in developing international operations as we expand our global footprint.
James R. Macdonald began serving as a director of Old RPS in 2001 and has continued to serve as a director following the Merger in August 2007. Mr. Macdonald is a Managing Director of First Analysis Corporation, an investment research and private equity management company. Mr. Macdonald joined First Analysis in 1997. Prior to that, he was employed by Nalco Chemical Company from 1983 to 1997. Mr. Macdonald is on the boards of several other private companies as part of his investment role with First Analysis. Mr. Macdonald graduated with a BS in Civil Engineering from Cornell University and an MBA from Harvard Business School.
Mr. Macdonald’s service as a director of RPS for 10 years gives him significant knowledge of RPS, its history, and its businesses. Additionally, Mr. Macdonald is a director of three private companies in the healthcare and outsourced services field, a registered research analyst covering multiple public healthcare and outsourcing companies, and the managing partner of private equity funds responsible for investments in more than 10 companies in the healthcare and outsourced services industries, giving him specialized insight into both our business and the business of our clients.
Stephen E. Stonefield was a director of Cross Shore since 2006 and is now a director of RPS and a senior advisor and global strategy officer for Sabrient Systems LLC, a quantitative equity research publishing and advisory company. Mr. Stonefield has also served as Director of Precise Asset Management Pte. Ltd. since 2004, and is also serving in senior advisory roles to two privately held companies in Asia. In 2003, Mr. Stonefield retired after three decades of senior positions in investment banking, largely in Asia, most recently as Chairman, Pacific Region, of Credit Suisse First Boston (“CSFB”), and former Vice-Chairman and member of the Executive Board of CSFB. Prior to joining CSFB, Mr. Stonefield was a Managing Director at Smith Barney in New York, where he was head of Equity Capital Markets and Financing Services and a member of the Firm’s Steering Committee. Prior to that, he was a Managing Director at Morgan Stanley in Tokyo and New York. He began his career in finance at Continental Illinois Ltd. Mr. Stonefield has also served as a member of the Economic Review Committee for financial services in Singapore, the Securities Industry Council of Singapore, and as a member of the International Advisory Board Kuala Lumpur Stock Exchange in Malaysia. Mr. Stonefield graduated summa cum laude from Dartmouth College and has an M.A. from Harvard University.
Mr. Stonefield’s service as a director of RPS and its predecessors since 2006 and his extensive career in global investment banking enhance his qualifications to serve on the Board of Directors, especially with our recent expansion into the Asia-Pacific market. His work as a director and executive of a number of global investment banks allows him to provide a broad perspective on techniques for effectively running a business, while his particular expertise in finance and investment, especially as it relates to international investments and management of those investments, has made Mr. Stonefield particularly valuable in the growth of our international footprint.
Directors with Terms Expiring in 2012 (Class II)
Jack H. Dean began serving as a director of RPS in 2008. Dr. Dean retired in January 2006 as the President of U.S. Science and Medical Affairs for Sanofi-Aventis and as the Global Director of Preclinical Development for Sanofi-Aventis, SA. Dr. Dean is currently a director of Drug Development Advisors, LLC, his drug development and drug safety consulting business, and a research professor in the departments of Pharmacology and Toxicology at the College of Medicine at the University of Arizona. Prior to his retirement after his 18 year tenure with Sanofi-Aventis and legacy companies, Dr. Dean was the Director of the Department of Toxicology and Vice President, Drug Safety Assessment, for Sterling Winthrop, Director of the Sterling Winthrop Pharmaceuticals Research Center, and Executive Vice President, Development for Sterling Winthrop. From 1982 to 1988, Dr. Dean was the head of the Department of Cellular and Molecular Toxicology at the Chemical Industry Institute of Toxicology, and was the head of the Immunotoxicology Section of National Institute of Environmental Health Services and National Toxicology Program at the National Institutes of Health. Dr. Dean holds a B.S. in microbiology and a M.S. in medical microbiology from California State University, Long Beach, and a Ph.D. in molecular biology, with a minor in biochemistry, from the University of Arizona Health Sciences Center in Tucson, Arizona. Dr. Dean is a Chevalier in the Ordre national de la Légion d’honneur.

Dr. Dean’s more than 20 years of experience in the drug development industry and management experience in government, academic, and the private sector gives him extensive knowledge of our industry and business. Dr. Dean’s drug development and drug safety expertise, his advanced degrees in relevant scientific fields, and his position as a professor of pharmacology and toxicology give him particular technical expertise in our business that is relevant to his qualifications as a director. In addition, Mr. Dean’s consulting experience gives him a broad perspective and insight on effectively running and advising a business.
Warren W. Myers began serving as a director of RPS in 2008. Mr. Myers presently serves as a consultant to the bio-pharmaceutical industry, and most recently was the Executive Director, Strategic Sourcing and Procurement at Amgen Inc., serving Amgen’s Research and Development organization. Mr. Myers joined Amgen in 1997 and left to start his consulting business in late 2007. Prior to his time with Amgen, Mr. Myers was Associate Director, Medical Research with Bayer Pharmaceuticals. Mr. Myers joined Bayer in 1991. Mr. Myers holds a B.A. in Biology from the University of California, Santa Barbara, and an M.S. in Technology Management from Pepperdine University.
Mr. Myers’ more than 10 years of experience in sourcing and procurement for the biopharmaceutical industry, his advanced degrees in relevant fields, and his medical research and development experience provide Mr. Myers with extensive knowledge of our business and our industry, as well as the sourcing and procurement needs of our clients. In addition, Mr. Myers’ consulting experience gives him a broad perspective and insight on effectively running and advising a business.
Daniel Raynor began serving as a director of Old RPS in 2001 and has continued to serve as a director following the Merger. He is a managing partner of The Argentum Group, a private equity firm, a position he has held since co-founding the firm in 1987. Mr. Raynor also serves as a director of Comforce, Inc., a publicly traded New York based provider of staffing, consulting, and outsourcing solutions. Previously, Mr. Raynor served as a director and compensation committee member of NuCo2, Inc. from February 1998 until it was acquired in May 2008 and ceased being a publicly-traded company. Mr. Raynor also serves as a director of several privately-held companies engaged in outsourced services or technology-enabled services in which Argentum’s managed funds have an equity interest. He received a B.S. in economics from The Wharton School, University of Pennsylvania.
Mr. Raynor’s service as a director of RPS for 10 years gives him extensive knowledge of RPS’ history and business, and his position as a current or former director of several private companies in the outsourcing, consulting, and technology-enabled services fields provides him with significant knowledge of our industry. Additionally, Mr. Raynor recently served as a director of a publicly traded company, another leading clinical research organization, and is the managing partner of private equity funds responsible for investments in more than 50 companies in the healthcare and outsourcing fields, which provides the Board of Directors with significant guidance relating to our business and industry.
Board and Board Committee Information
Our business is managed under the direction of our Board of Directors, in accordance with the General Corporation Law of the State of Delaware and our bylaws. Members of the Board of Directors are kept informed of developments in our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of the Board of Directors and its committees.
Board of Directors
Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board of Director’s policy that a majority of the members of the Board of Directors should be independent. Our common stock is not currently listed on Nasdaq or any other United States securities market or inter-dealer quotation system. However, our Board of Directors has determined that five, and therefore a majority, of our current directors, Messrs. Raynor, Macdonald, Meyers, and Stonefield and Dr. Dean have no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence,” as defined by the applicable rules of Nasdaq.

Daniel Perlman serves as the Company’s Chief Executive Officer and as Chairman of the Board of Directors. We have combined Mr. Perlman’s roles as both CEO and Chairman because the Board of Directors believes that his role in transforming the Company from a pharmaceutical staffing company into the next generation of clinical research organization uniquely qualifies Mr. Perlman as the individual who generally sets the agenda for, and leads discussions of, strategic issues for the Company at the Board of Directors level, and implements those strategic decisions while managing the Company as its CEO. In addition, the Board of Directors believes that combining Mr. Perlman’s roles of CEO and Chairman of the Board of Directors provides an effective bridge between management and the Board of Directors, which facilitates a better flow of information in both directions and more efficient execution of the strategic goals developed by the Board of Directors throughout the Company. Further, the Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for the objectivity and independence of the non-management directors, and includes several effective oversight mechanisms, including that the majority of the Board of Directors comprises independent directors and that our Audit Committee and Compensation Committee are composed entirely of independent directors and perform significant oversight functions, as detailed below under the heading “Board Committees.” The Board of Directors believes that splitting the roles of Chairman and CEO would result in a less efficient implementation of the Company’s strategies without providing any added benefit beyond that already achieved by its existing governance structure.
The Board of Directors has considered, but has elected to not designate a “lead independent director” at this time because, as described above, the Board of Directors believes that the current structure of having Mr. Perlman serve as Chairman and CEO is the most efficient and effective leadership structure for the Board of Directors and the Company. In addition, the majority of the Board of Directors that are independent directors represent expertise in the technical, financial, business, and the international facets of the Company’s operations, and together provide comprehensive guidance in developing strategies for the Company’s growth. Further, the composition of our Audit Committee and Compensation Committee, each of which consist solely of independent directors and are each chaired by a different director, provides different directors with leadership opportunities and promotes the potential for differing perspectives in these key areas of governance. Because of these factors, the Board of Directors has determined that each independent director plays an equally important role in the overall function of the Board of Directors and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure. However, with a view towards our commitment to sound and effective corporate governance practices, the Board of Directors, depending on circumstances, will consider other leadership models, including designating a separate independent chairman of the Board of Directors or designating a “lead independent director” if it becomes appropriate in the future.
Our Board of Directors held six regularly scheduled and special meetings in 2009 and took actions by unanimous written consent as needed. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served. Two of our directors attended our 2009 annual meeting of stockholders.
Board Committees
Our Board of Directors has established an Audit Committee and a Compensation Committee, both of which operate pursuant to written charters.
Audit Committee
Our Audit Committee consists of Messrs. Macdonald (chair) and Stonefield. Our Audit Committee assists our Board of Directors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. The Audit Committee held six meetings during 2009.
Our Audit Committee’s responsibilities include:
•	monitoring the integrity and clarity of our financial statements, including significant financial reporting issues and judgments which they contain;
•	reviewing the consistency of, and any changes to, accounting policies, and the methods used to account for significant or unusual transactions;
•	ensuring the use of appropriate accounting standards;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	meeting independently with our independent registered public accounting firm and management;
•	preparing the Audit Committee report required by SEC rules;

•	reviewing the arrangements for our employees to report concerns regarding financial reporting or other matters;
•	monitoring and reviewing the effectiveness and management of our internal audit function;
•	overseeing the relationship with our external auditor, including compensation and independence, and the selection process for new auditors, if necessary; and
•	approving in advance all audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm.
Messrs. Macdonald and Stonefield have significant past employment experience in finance, and our Board of Directors has designated Messrs. Macdonald and Stonefield as our Audit Committee financial experts. We believe that the members of our audit committee meet the requirements for independence under the current SEC and Nasdaq rules and regulations.
The Audit Committee’s charter is set forth on our website under the section of the website entitled “Investor Relations.”
In addition to the Audit Committee’s responsibilities set forth above, the Audit Committee has, pursuant to its charter, primary responsibility in the oversight of risks that could affect RPS. The entire Board of Directors is actively involved in, and has ultimate responsibility for, the oversight of risks facing the Company and management of that risk, but the Audit Committee conducts preliminary evaluations of risk and addresses risk prior to review by the Board of Directors. The Audit Committee considers and reviews in conjunction with the Company’s internal control processes, independent public accounting firm, and management, the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, and regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.
Compensation Committee
Our Compensation Committee consists of Messrs. Raynor (chair) and Stonefield. Messrs. Raynor and Stonefield are independent directors under the current SEC and Nasdaq rules and regulations. Our Compensation Committee exercises authority over the compensation of our executive officers and directors, and may not delegate its authority to other persons. In the instances where approval from our Board of Directors is necessary to make compensation decisions, such as in approval of our equity incentive plan or awarding stock options, the Compensation Committee advises our Board of Directors accordingly. No director or executive officer is permitted to be involved in any decisions regarding their own compensation. The Compensation Committee held two meetings during 2009.
Our Compensation Committee’s responsibilities and authority include:
•	reviewing and approving our chief executive officer’s compensation;
•	evaluating the performance of our executive officers and reviewing and approving the compensation of our executive officers;
•	overseeing and administering our bonus and equity incentive plans;
•	reviewing and approving director compensation; and
•	preparing the compensation committee report included in this proxy statement, as required by SEC rules.
The section of this Proxy Statement entitled “Compensation Discussion and Analysis” includes additional information about the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

The compensation committee’s charter is set forth on our website under the section of the website entitled “Investor Relations.”
In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as described under the heading “Executive Compensation—Compensation Discussion and Analysis—Performance Bonuses.”
Nominating Committee
As of the date of this Proxy Statement, we have not established a nominating committee or adopted a nominating committee charter. In 2008 we became registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but are not yet listed on an exchange or inter-dealer quotation system that requires a nominating committee. We anticipate forming a nominating committee prior to or concurrent with any listing of our common stock on a United States securities market.
Our past practice has been for the entire Board of Directors to evaluate the merits of director nominees based on the experience of the nominee in our industry, the nominee’s prior experience as a director of a company similar to ours, and on the other attributes we deem desirable in a director of RPS. The view of the entire Board of Directors, rather than a specific subset, have been valuable in evaluating prior nominees for director, and thus, our Board of Directors has not felt the need for a separate nominating committee.
Our Board of Directors does not have a formal policy mandating the consideration of diversity as a factor in selecting and evaluating nominees, or formally defining what diversity means. The Board of Directors considers diversity broadly to include differences of viewpoint, professional experience, and individual characteristics, qualities, and skills that result in varying perspectives among the Board of Directors while simultaneously providing skills that complement the full Board of Directors such that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee the Company’s business.
Our Board of Directors has not adopted a formal policy relating to diversity because it believes that diversity is one of many of the underlying factors that are used in assessing a candidate for director’s experience, skills, knowledge of business, management practices, and the perspective that he or she can bring to the Board of Directors, and that adopting a formal policy may encourage undue weight being given to one or a few factors, while the remaining factors the Board of Directors have historically considered, which also are not formally defined, garner less attention, or may lead the directors towards representational candidates rather than candidates encompassing the skills, viewpoints, qualities, experience, and expertise necessary to successfully and competently lead the Company. Further, the Board of Directors believes that a formal policy regarding diversity may not provide it with the flexibility it requires in taking a holistic approach to evaluating each individual candidate and may therefore not result in the selection of the best qualified nominees to the Board of Directors. The Board of Directors believes that diversity is part of the overall mix of factors it has historically considered, and continues to consider, when identifying and evaluating candidates for the Board of Directors.
Director Compensation
Until August 30, 2007, the Board of Directors of Cross Shore consisted of Edward V. Yang (chair), Dennis M. Smith, Stephen E. Stonefield, and Jon A. Burgman. The directors were not paid compensation of any kind until August 30, 2007, with the exception of reimbursement for out-of-pocket expenses incurred by or on behalf of the director in identifying and performing due diligence on potential acquisition targets. Effective August 29, 2007, Messrs. Smith and Yang each entered into service agreements with RPS. Pursuant to the service agreements, Messrs. Smith and Yang provided consulting services, were entitled to receive their respective annual base salaries ($60,000 each), and were eligible to participate in all of our benefit plans and equity incentive plans, and to receive an annual bonus at the sole discretion of our Board of Directors for a period of two years. Under the terms of this arrangement, Messrs. Smith and Yang received $60,000 each for the year ended December 31, 2008 and additional compensation of $15,168 and $10,417, respectively, related to the RPS cost of medical, dental and other insurance premiums covered under RPS benefit plans. Messrs. Smith and Yang received $40,000 each for the year ended December 31, 2009 and additional compensation of $9,152 and $6,391, respectively, related to the cost of medical, dental, and other insurance premiums covered under RPS benefit plans. The service agreements were not renewed and expired on their terms on August 29, 2009.

After the Merger, our Board of Directors consisted of Daniel Perlman, Harris Koffer, Daniel Raynor, James Macdonald, Stephen Stonefield, Dennis Smith, and Edward Yang. Messrs. Smith and Yang resigned as directors of RPS effective December 6, 2007, but their respective service agreements remained in place as described above. Thomas Armstrong, Peter Yu, Warren Myers, and Jack Dean were appointed as directors on May 12, 2008. Dr. Dean and Messrs. Stonefield and Myers are each entitled to receive $6,250 per quarter for their services on our Board of Directors, totaling $25,000 annually. In addition Dr. Dean and Mr. Myers were each granted options to purchase 5,000 shares of RPS common stock at an exercise price of $3.70 per share on the day they were appointed to the Board of Directors, and Mr. Stonefield was granted options to purchase 5,000 shares of RPS common stock at an exercise price of $1.75 per share on May 20, 2009. One-third of the stock options granted to Dr. Dean and Messrs. Myers and Stonefield vest on each anniversary of the grant date over the next three years. The directors of our predecessor, Old RPS, were not compensated for their services.
The following table provides compensation information for the year ended December 31, 2009 for each member of our Board of Directors.

Fees Earned or
Name (6)	Paid in Cash	Option Awards (5)	Total (1)
Stephen E. Stonefield (4)	$25,000	$8,750	$33,750
Jack H. Dean (4)	$25,000	—	$25,000
Warren W. Myers (4)	$25,000	—	$25,000
Peter M. Yu (3)	—	—	—
Thomas R. Armstrong (3)	—	—	—
Daniel Perlman (2)	—	—	—
Harris Koffer (2)	—	—	—
Daniel Raynor (3)	—	—	—
James Macdonald (3)	—	—	—

(1)	In 2009, no director received any stock awards, non-equity incentive plan compensation, or other compensation, nor were there any pensions or nonqualified deferred compensation available to the directors solely as compensation for their services as directors. Therefore, the columns with the headings “Stock Awards,”, “Non-Equity Incentive Plan Compensation,” “Changes in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” have been deleted from this table.

(2)	Compensation for Mr. Perlman and Dr. Koffer is set forth in the Summary Compensation Table below. Mr. Perlman and Dr. Koffer receive no additional compensation for their service as directors of RPS.

(3)	Messrs. Yu, Armstrong, Raynor, and Macdonald receive no compensation for their services as directors.

(4)	Messrs. Stonefield and Myers and Dr. Dean receive compensation of $6,250 per quarter of service on the Board of Directors.

(5)	The grant date fair value and option expense were computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 regarding stock compensation (“Fair Value”) excluding the effect of estimated forfeitures. The Fair Value of the options granted to Mr. Myers and Dr. Dean on May 12, 2008 was $3.70 per share with an aggregate Fair Value of $18,500 each. The Fair Value of the options granted to Mr. Stonefield on May 20, 2009 was $1.75 per share with an aggregate Fair Value of $8,750. The Fair Value was calculated using a Black-Scholes option-pricing model for those grants issued to directors and executive officers. For a discussion of the assumptions utilized in the Black-Scholes option-pricing model, please see Note 2 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2009, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on March 24, 2010. As of December 31, 2009, each of Messrs. Stonefield and Myers and Dr. Dean held stock options to purchase an aggregate of 5,000 shares. As of December 31, 2009, Mr. Perlman and Dr. Koffer held stock options to purchase 450,000 and 989,279 shares, respectively.

(6)	Messrs. Yang and Smith did not serve as directors during the 2009 fiscal year, and are therefore not included in this table. Compensation arrangements with Messrs. Smith and Yang are described above under the heading entitled “Director Compensation.”
Communications with Directors
The Board of Directors has established a process for stockholders and other interested parties to communicate directly with the Board of Directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of the members of our Board of Directors may send a letter to the following address:
Board of Directors (or name of individual director)
c/o Corporate Secretary
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, PA 19034

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable.
Required Vote
The affirmative vote of a plurality of the votes cast by the stockholders present in person or by proxy at the Annual Meeting will be required for the election of Messrs. Perlman and Yu and Dr. Koffer as Class III Directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Perlman and Yu and Dr. Koffer.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF MESSRS. PERLMAN AND YU AND DR. KOFFER, AS CLASS III DIRECTORS.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has recommended the appointment of Ernst & Young, LLP (“E&Y”) as our independent registered public accounting firm for 2010. At the Annual Meeting, stockholders will be asked to ratify this appointment.
A representative from E&Y is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if the representative so wishes. In addition, the representative from E&Y is expected to be available to respond to appropriate questions.
Although stockholder ratification of our selection of E&Y as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RPS.
Information Regarding Our Independent Registered Public Accounting Firm
The following table shows the fees that were billed to us by E&Y for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008.

Fee Category	2009	2008

Audit Fees	$528,000	$458,000
Audit-Related Fees	$17,000	$720,000
Tax Fees	$254,000	$551,000

Total Fees	$799,000	$1,729,000

Audit Fees
This category includes fees for the audit of our annual and quarterly financial statements and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements. Audit fees for 2008 include $114,000 related to services in connection with the preparation of registration statements.
Audit-Related Fees
This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Audit-related fees of $17,000 and $720,000 consist primarily of due diligence fees for acquired businesses in 2009 and 2008, respectively.
Tax Fees
This category includes fees for tax compliance, tax advice, and tax planning. The services included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities.
Pre-Approval of Services
All services provided by E&Y in 2009 and 2008 were pre-approved by our Audit Committee.
The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by E&Y in order to assure that the provision of such services does not impair the independence of E&Y and are consistent with the SEC’s and Public Company Accounting Oversight Board’s independence rules. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.
The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the flexibility to permit us to consult with E&Y on routine audit and audit-related matters and enables E&Y to provide services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the flexibility and permitting us to be able to consult with E&Y on routine tax matters.
If circumstances arise during the year that require the engagement of E&Y for additional audit and audit-related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in our best interests and would not impair the independence of E&Y, then these services and estimated fees would require specific pre-approval by the Audit Committee.
Required Vote
The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting will be required for the ratification of the appointment of E&Y as our independent registered public accounting firm for 2010.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE
APPOINTMENT OF E&Y AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

ADDITIONAL INFORMATION
Executive Officers
Set forth below is certain biographical information with respect to our executive officers who do not also serve on our Board of Directors. The biographies for Mr. Perlman and Dr. Koffer are set forth above under the caption “Nominees for Director” in Proposal One.

Name	Age	Position
Janet L. Brennan	49	Chief International Affairs Officer and Executive Vice President
Steven Bell	52	Executive Vice President of Finance and Chief Financial Officer
Samir Shah	35	Vice President-Strategic Development
Janet L. Brennan joined Old RPS in 1999 as Vice President of Clinical Operations and was promoted to Chief Operating Officer in 2001, and then promoted to the position of Chief Clinical Officer and Executive Vice President of Global Operations in 2006, and remained in that position following the Merger. Ms. Brennan was promoted to the position of Chief International Affairs Officer and Executive Vice President in 2009. She has been instrumental in building our Clinical Affairs and Operations divisions, and is responsible for our international expansion. In her current position, Ms. Brennan directs all of our merger and acquisitions activity. Ms. Brennan has over eighteen years of experience in the outsourcing industry, and previously worked for Kendle International, IBAH Worldwide Development Services (now Omnicare), and at the PACT Division of Covance. She has a wide range of experience which includes holding positions as a Safety Associate, Clinical Research Associate, Project Manager, Director of Clinical Monitoring, Director of Project Management, and Director of Clinical Operations. In addition to this experience, Ms. Brennan has extensive experience in strategic planning, budget development and maintenance, personnel oversight, business development, and acquisition due diligence and integration activities. Ms. Brennan’s clinical trial experience includes Phase I, Phase II, Phase III, Phase IV, and Treatment Investigational New Drug applications. Ms. Brennan is a registered nurse and holds a Bachelors of Science Degree in nursing from Thomas Jefferson University.
Steven Bell joined Old RPS in 2003 as Executive Vice President, Finance and Chief Financial Officer, and remained in that position following the Merger. Prior to joining RPS, Mr. Bell served as Chief Financial Officer for CareScience, Inc., a publicly traded healthcare technology company located in Philadelphia. Before that, Mr. Bell spent four years at The MRC Group, Inc., a national medical transcription company, where he served as Senior Vice President of Finance. In addition to his executive experience, Mr. Bell’s career includes thirteen years in public accounting, first at Price Waterhouse, and then as a partner in the firm Zelenkofske, Axelrod and Co. Mr. Bell is a certified public accountant. He received his Bachelor’s Degree in Business Administration from Temple University in Philadelphia, Pennsylvania.
Samir Shah serves as our Vice President, Strategic Development and joined Old RPS in 2000. Mr. Shah oversees business development and has responsibilities for corporate expansion. From 1992 until he joined RPS, Mr. Shah worked in the pharmaceutical, biotech and clinical research organization industries in various roles in both clinical research and business operations including Parexel International, US Bioscience, Zeneca Pharmaceuticals, and IBAH (Bio-Pharm) Clinical Services. Mr. Shah began his career in the Department of Psychiatry/Pharmacology at the University of Pennsylvania Medical Center where he was a Research Scientist. Mr. Shah received a Bachelor’s of Science Degree in Bio-Psychology from Saint Joseph’s University in Philadelphia, Pennsylvania.

Compensation Committee Report
The Compensation Committee (the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with our management, and based on this review and discussion has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Daniel Raynor and Stephen Stonefield
Compensation Discussion and Analysis
Overview of Compensation Program
The Committee has responsibility for reviewing and approving the recommendations of management with respect to the appropriate management compensation policies, programs and levels, and continually monitoring adherence to our compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to the executive officers is fair, reasonable and competitive, and the Committee approves all changes to the compensation packages for our Chief Executive Officer and any other executive officers.
The Committee is comprised of two members: Daniel Raynor and Stephen Stonefield. Both members are independent directors under the standards of Nasdaq. Mr. Raynor serves as the Chair of the Committee. The Committee’s charter is available on our website, www.rpsweb.com, under the heading “Investor Relations.”
Objectives of RPS’ Compensation Program
The primary objective of RPS’ compensation program is to ensure that members of the executive management of RPS are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of RPS. The Committee reviews and approves RPS’ compensation program to provide sufficient compensation opportunities for executives in order to attract, retain and motivate the best possible management team to lead RPS in the achievement of both its short- and long-term performance goals. The Committee has identified that the first step in attracting and retaining executives is to ensure that RPS’ compensation program is competitive in the marketplace. Furthering this goal, RPS’ compensation packages for executive officers, including the Chief Executive Officer, consist of a base salary, opportunities for cash compensation in the form of a performance bonus, and long-term compensation in the form of equity ownership.
Each of our named executive officers has a written employment agreement setting forth the material terms of employment. Pursuant to the Merger, certain named executive officers entered into new employment agreements with RPS. The material terms of the named executive officers’ employment agreements currently in effect are described in the section following the Summary Compensation Table.
On an ongoing basis, the Committee determines what adjustments to base salary, the amount of cash bonus, the performance targets for performance-based compensation, and the appropriate level and targets for other compensation, if any, would be appropriate for the executives. The Committee, annually and as it otherwise deems appropriate, meets with the Board of Directors to obtain recommendations with respect to RPS’ compensation programs for executives and other employees. The Board of Directors may make recommendations to the Committee on base salary, performance targets and other terms, which the Committee may consider. No director or executive is involved in any decisions as to their own compensation.
Long-Term versus Currently-Paid Compensation
Currently-paid compensation to RPS’ executives includes:
•	base salaries, which are paid in regular installments in accordance with RPS’ general payroll practices and are subject to customary withholding;
•	cash performance bonuses at the sole discretion of the Board of Directors or based on achieving business and financial goals determined by the Board of Directors or the Committee and approved by the Committee; and
•	perquisites and personal benefits, which are paid consistent with RPS’ policies in appropriate circumstances.
RPS’ long-term compensation provides for stock options. The executives may also participate in RPS’ 401(k) plan, which is open to employees that have completed at least three months of service and are at least 21 years of age.

RPS’ compensation structure for its executives attempts to balance the need of the executives for current income with the need to create long-term incentives that are directly tied to achievement of our long-term targets and enhanced stockholder value. The allocation between cash and non-cash or short-term and long-term incentive compensation is set by the terms of the individual employment agreement and the terms of RPS’ equity incentive plan. Income from elements of incentive compensation is realized as a result of the performance of RPS or the executive, depending on the type of award, compared to goals proposed and approved by the Committee on an annual basis. Historically, the largest portion of RPS’ executives’ compensation packages have been in the form of annual base salary. Cash performance bonuses and equity incentives have generally decreased as a proportion of total compensation over time.
The Committee does not engage in formal benchmarking when setting compensation for our named executive officers, including Mr. Perlman, although the committee has in the past and would expect in the future to consider information regarding compensation of executive officers of other pharmaceutical research service companies in developing our compensation plan. Neither the Board of Directors nor the Committee has engaged compensation consultants for the purposes of determining executive or director compensation. The Company has engaged compensation consultants for the purposes of general human resources and benefits advisory services that are applicable and available to all salaried employees and the fees for such services did not exceed $120,000 in 2009.
Compensation Components
The principal compensation components for the named executive officers consisted of the following:
•	Base salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance.
•	Performance cash bonuses: paid to reward attainment of annual business and financial performance targets that were set by the Board of Directors and approved by the Committee.
•	Long-term incentives: issued to reward increases in stockholder value over longer terms and align the interests of executives with the interests of stockholders.
Base Salary
Base salary is determined by an annual assessment of a number of factors, with the primary factor being the base salary agreed upon in each executive’s employment agreement, but also including an individual’s role and responsibilities, experience, expertise, individual job performance relative to responsibilities, impact on development and achievement of RPS’ business strategy, and competitive market factors for comparable talent. Base salaries may also be increased at other times if a change in scope of the officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary competitiveness.
Base salary for our named executive officers in fiscal years 2007 through 2009 is shown in the Summary Compensation Table, under the heading “Salary” in this Proxy Statement.
Performance Bonuses
The Committee believes that some portion of overall cash compensation for executive officers should be contingent on the successful achievement of business and financial targets determined by the Board of Directors on an annual basis. To that end, and depending on the financial and operating performance of RPS, cash compensation is augmented in appropriate circumstances with the payment of performance bonuses. These performance-based bonuses more closely align an individual’s overall compensation with his or her performance and/or the financial performance of RPS. The Committee believes that this bonus arrangement focuses our executives on long-term strategic issues, and aligns management’s interests with those of our stockholders.
In fiscal year 2008, the Board of Directors reviewed and approved an annual budget that included a provision for awarding performance bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for 2008. Depending on whether RPS achieved, exceeded or fell short of the financial target established by the Board of Directors, the Committee determined, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The targets established by the Board of Directors serve as general guidelines for determining bonuses, but the ultimate determination regarding the performance bonus amount awarded to individual executive officers is at the discretion of the Committee, taking into account any contractual provisions in an executive’s employment agreement. During 2008, progress towards meeting the financial target was evaluated on a quarterly basis and each executive officer was awarded 50% of the bonus that the Board of Directors determined that executive officer was entitled to receive for the relevant quarter, and the remaining bonus amounts were paid at the end of the fiscal year.

In 2009, the Board of Directors did not establish a performance bonus target and elected to award bonuses based on performance at its discretion. Based upon a review of 2009 financial performance, the Committee established a discretionary bonus pool to be distributed to the executive officers. In 2009, the performance bonus amounts were determined in the fourth quarter, and approved by the Committee and paid in January 2010.
The performance targets for 2008 and the aggregate bonus pool available to the executive officers of RPS for 2008 and 2009 are summarized below:

Fiscal Year	Performance Target	Available Aggregate Bonus Pool
	(EBITDA)
2008	$13,000,000	$720,000
2009	N/A	$350,000
In each year, the Board of Directors had the discretion to increase the amount available in the aggregate bonus pool based on RPS exceeding the established earnings before interest, taxes, depreciation, and amortization (“EBITDA”) target. For example, if EBITDA exceeded the established target, a percentage ranging from 15% to 100% of such excess could be added to the aggregate amount available for bonuses. Exceeding the EBITDA performance target could result in performance bonuses exceeding the amounts initially reserved in the aggregate bonus pool, and falling short of the EBITDA performance target could result in performance bonuses less than the amount reserved for the aggregate bonus pool. Whether excess over targeted EBITDA will be added to the aggregate bonus pool, the percentage over targeted EBITDA that can be contributed to the aggregate bonus pool, and the percentage of the aggregate bonus pool to be paid to individual executive officers is at the sole discretion of the Committee.
In determining the amounts to be paid to individual executive officers out of the established bonus pool, the Board of Directors considered factors including the performance of the individual executive and the performance of RPS as a whole, including performance as measured by EBITDA. The Committee and the Board of Directors, in connection with their assessment of performance criteria for 2009, concluded that while the consideration of the performance of both the individual and RPS as a whole in determining performance bonuses may promote prudent risk-taking in support of the Company’s objectives, balancing the Company’s financial performance against an individual’s personal performance and the Company’s overall ability to reach its objectives does not encourage or promote inappropriate risk-taking by the participants.
Performance bonuses for our named executive officers earned in fiscal 2007, 2008, and 2009 are shown in the Summary Compensation Table, under the heading “Non-Equity Incentive Plan Compensation” in this Proxy Statement.
Long-Term Incentives
The Committee considers incentives that vest over time to be an essential component of executive compensation so that a proper balance exists between short- and long-term considerations and enhancing stockholder value. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of RPS’ stockholders. Prior to the Merger, Old RPS’ 2002 Equity Incentive Plan (the “2002 Plan”) was the primary means for granting stock ownership to the executive management. After the Merger, RPS adopted the 2007 Stock Incentive Plan (the “2007 Plan”) and terminated the 2002 Plan. As part of the Merger, awards made under the 2002 Plan, unless terminated or exercised, were replaced with awards made under the 2007 Plan.
In December 2007, in connection with the Merger, we granted 450,000 options to Mr. Perlman, 180,000 options to Mr. Bell, and 120,000 options to Dr. Koffer under the 2007 Plan. Stock options held by RPS’ executives, employees, and consultants that were not terminated as a result of the Merger and/or exercised under the 2002 Plan have been replaced with stock options under the 2007 Plan pursuant to the formula established in the agreement governing the Merger, as amended. Each option granted under the 2002 Plan was terminated and converted into an option to purchase RPS’ stock exercisable for the number of whole shares of RPS’ common stock (rounded down to the nearest whole number of shares of RPS’ stock) underlying the option granted under the 2002 Plan, multiplied by 1.8140442. The per share exercise price of the replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the per share exercise price of the option granted under the 2002 Plan by 1.8140442.

Other Compensation and Benefits
All of the executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life, disability, 401(k) and Section 125 plans. Consistent with RPS’ compensation philosophy, RPS intends to continue to maintain the current benefits for the executive officers. The Committee in its discretion may reduce, revise, amend or add to any executive’s benefits and perquisites as it deems advisable.
RPS provides the executive officers with limited perquisites and other personal benefits that are not otherwise available to all RPS employees. We believe the few perquisites and other personal benefits made available to the executive officers are reasonable and consistent with RPS’ overall compensation program, and better enable RPS to attract and retain superior employees for key positions. Certain perquisites may be subject to the approval of the Committee, depending on the amount and type. Perquisites and personal benefits are taken into account as part of the total compensation to executive officers, and generally include automobile related costs and premiums for health, dental, life and disability insurance paid on behalf of the executive officers, all as described in the footnotes to the Summary Compensation Table.
With the exception of the perquisites described above and in the Summary Compensation Table, we do not generally differentiate between the benefits we offer our named executives and the benefits we offer our other employees, and so we also do not maintain any executive retirement programs such as executive pension plans, deferred compensation plans, or other executive retirement benefits.
Perquisites and other personal benefits for the named executive officers are described in the Summary Compensation Table, under the heading “All Other Compensation” in this Proxy Statement. Additional details are included in the “All Other Compensation” Table in this Proxy Statement.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and the four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The Committee generally intends to structure the performance-based portion of our executive compensation, when feasible, to comply with the exemptions provided in Section 162(m) so that the compensation remains tax deductible to us. However, the Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Comparison of Changes in Named Executive Officer Compensation
Comparing the base salary earned by the named executive officers in 2008 to the base salary earned by the named executives in 2009, the base salaries of Mr. Perlman, Mr. Bell, and Dr. Koffer increased by approximately 1% while Ms. Brennan’s and Mr. Shah’s base salary remained the same.
Comparing performance bonuses as a percentage of base salary earned by the named executive officers in 2008 to 2009, the performance bonuses for all of our executive officers increased between the two years. As a percentage of base salary, Mr. Perlman’s performance bonus increased 12%, Dr. Koffer’s increased by 10%, Mr. Bell’s increased by 9%, Ms. Brennan’s increased by 5%, and Mr. Shah’s increased by 8%. For 2009, the aggregate pool for performance bonuses and allocation to executives was a discretionary decision of the Committee, which considered EBITDA performance for 2009.
None of our named executive officers were granted stock option awards in 2008 or 2009. The aggregate grant date fair value of stock option awards in 2007 for Messrs. Perlman, Bell, and Dr. Koffer were $2,272,500, $909,000, and $606,000 respectively. Ms. Brennan and Mr. Shah were not granted any stock options in 2007.

The primary determinant in awarding stock options to Messrs. Perlman and Bell and Dr. Koffer in 2007 in conjunction with the Merger was to align the interests of these executives with those of RPS’ stockholders. As a result of the Merger, many stockholders that were previously unfamiliar with Old RPS were now taking an equity interest in RPS, and to align the interests of these stockholders with management, as well as to retain these executives and assure continued alignment of interests between the executives and the RPS stockholders, the Board of Directors approved the award of stock options to Mr. Perlman, who prior to the Merger had not been granted stock options, and awarded additional options to Mr. Bell and Dr. Koffer. Because retention of these executives following the Merger was one aspect of the stock option awards following the Merger, and those executives have remained with the Company since the Merger, the goal of retaining these executive officers was largely completed and therefore no additional equity compensation was awarded in 2008 or 2009. However, the possible forfeiture of these stock options upon the departure of the executive provides additional retention incentives, and the vesting of these options over time continues the align the interests of these executives with RPS’ stockholders.
Comparing the total compensation earned by the named executives in 2009 to the total compensation earned by the named executives in 2008, Mr. Perlman’s total compensation increased by approximately 8%, primarily due to an increase in performance bonus compensation. Dr. Koffer’s total compensation increased by approximately 9%, primarily due to an increase in performance bonus compensation. Mr. Bell’s total compensation increased by approximately 9%, primarily due to an increase in performance bonus. Mr. Shah’s total compensation increased in 2009 from 2008 by approximately 7%, primarily due to an increase in performance bonus compensation. Total compensation for Ms. Brennan increased in 2009 from 2008 by approximately 4%, primarily due to an increase in performance bonus compensation.
Executive Compensation
Summary Compensation Table for Fiscal 2009
The table below summarizes for the fiscal years ended December 31, 2009, 2008, and 2007 the total compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2009. These persons are referred to in this Proxy Statement as the named executive officers.

	Fiscal		Non-Equity Incentive		All Other
Name and Principal Position (1)(3)(5)	Year	Salary	Plan Compensation	Option Awards (4)	Compensation (2)	Total
Daniel M. Perlman	2007	$350,000	$171,205	$2,272,500	$313,426	$3,107,131
Chief Executive Officer	2008	$350,000	$45,662	—	$75,934	$471,596
	2009	$353,750	$88,114	—	$68,282	$510,146
Steven Bell	2007	$280,000	$91,309	$909,000	$273,863	$1,554,172
Chief Financial Officer	2008	$280,000	$24,353	—	$25,128	$329,481
	2009	$283,750	$49,664	—	$25,380	$358,794
Harris Koffer	2007	$300,000	$122,289	$606,000	$78,780	$1,107,069
President and Chief Operating Officer	2008	$300,000	$32,616	—	$30,048	$362,664
	2009	$303,750	$62,938	—	$27,962	$394,650
Janet Brennan	2007	$260,000	$52,992	—	$19,159	$332,151
Chief International Affairs Officer	2008	$260,000	$14,134	—	$19,907	$294,041
and Executive Vice President	2009	$260,000	$27,273	—	$19,313	$306,586
Samir Shah	2007	$250,000	$81,526	—	$30,120	$361,646
Vice President, Strategic	2008	$250,000	$21,744	—	$26,970	$298,714
Development	2009	$250,000	$41,959	—	$26,683	$318,642

(1)	Neither the CEO, CFO, nor any of our other three most highly compensated executive officers received any compensation in the form of stock awards, bonuses, or a change in pension value and nonqualified deferred compensation earnings in 2007, 2008 or 2009. Accordingly, the corresponding columns have been omitted.

(2)	The amounts included in the “All Other Compensation” are set forth in the table immediately following this Summary Compensation Table.

(3)	Mr. Dennis M. Smith was the Chief Executive Officer of Cross Shore until completion of the Merger, when Mr. Perlman replaced him as Chief Executive Officer. Mr. Smith did not receive any compensation for services rendered as CEO of Cross Shore during 2006 and until August 29, 2007, except reimbursement for out-of-pocket expenses incurred in identifying and performing due diligence on a target for a qualified business combination. Our compensation arrangements with Mr. Smith are set forth under the heading “Director Compensation” in this Proxy Statement.

(4)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

All Other Compensation Table
The table below summarizes the all other compensation earned by our named executive officers in 2007, 2008 and 2009.

		Medical, Dental, and		Bonus upon
		other Insurance	Automobile Related	Completion of
Name	Fiscal Year	Premiums	Compensation (1)	the Merger	Total
Daniel M. Perlman	2007	$14,914	$48,512	$250,000	$313,426
Chief Executive Officer	2008	$30,521	$45,413	—	$75,934
	2009	$28,447	$39,835	—	$68,282
Steven Bell	2007	$14,863	$9,000	$250,000	$273,863
Chief Financial Officer	2008	$16,128	$9,000	—	$25,128
	2009	$14,065	$11,315	—	$25,380
Harris Koffer	2007	$16,780	$12,000	$50,000	$78,780
President and Chief Operating	2008	$18,048	$12,000	—	$30,048
Officer	2009	$15,962	$12,000	—	$27,962
Janet Brennan	2007	$6,111	$13,048	—	$19,159
Chief International Affairs Officer	2008	$6,539	$13,368	—	$19,907
and Executive Vice President	2009	$4,379	$14,934	—	$19,313
Samir Shah	2007	$17,505	$12,615	—	$30,120
Vice President, Strategic	2008	$15,963	$11,007	—	$26,970
Development	2009	$14,034	$12,649	—	$26,683

(1)	Automobile Related Compensation includes monthly automobile lease payments, automobile insurance premiums, automobile maintenance, repairs, and gasoline, or a flat automobile allowance, as applicable.
Named Executive Officer Employment Agreements
Daniel M. Perlman, Harris Koffer, Steven Bell, Janet Brennan, and Samir Shah have written employment agreements setting forth the material terms of their employment. Daniel Perlman, Harris Koffer and Steven Bell entered into new employment agreements in conjunction with the Merger, and Samir Shah entered into an employment agreement with RPS on December 6, 2007. These new employment agreements were reviewed by the Committee and approved by the respective boards of directors of Old RPS and Cross Shore. Janet Brennan’s employment agreement entered into before the Merger remained in effect after the Merger. Under these employment agreements, these executives receive annual base salaries at rates not less than the amounts reported in the Summary Compensation Table for 2009, which may be adjusted from time to time. Each of these agreements provides for:
•	The payment of performance bonuses which are based upon achievement of agreed upon criteria established from time to time by the Committee, and
•	Customary allowances and perquisites.
Each of our named executive officers participated in both short-term and long-term incentive programs provided by Old RPS and now provided by RPS. The level of participation is determined by the Committee and varies by named executive officer.
Potential severance payments in the event of termination or change of control of RPS for each named executive officer, as applicable, are described more particularly in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”
Daniel M. Perlman Employment Agreement
Daniel M. Perlman entered into an employment agreement with RPS on April 26, 2007, to serve as our Chairman and Chief Executive Officer, and the employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement has an initial term of three years, and will be automatically renewed for successive one year periods after the initial term unless terminated by either RPS or Mr. Perlman within a specified period prior to the end of the initial term or any renewal thereof.

During the term of the employment agreement, Mr. Perlman is entitled to receive a base salary of $400,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with our normal payroll practices. Mr. Perlman is eligible to receive an annual target bonus equal to 60% of his base salary, with the actual amount of any bonus based on achieving our business and financial objectives. In addition, Mr. Perlman is entitled to participate in the 2007 Plan and any programs available to executive officers and all benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by us from time to time for our executives or employees generally. We have agreed under the employment agreement to obtain and maintain a life insurance policy covering the life of Mr. Perlman with death benefits in an aggregate amount of not less than $4,000,000, with the beneficiaries of such policy to be selected by Mr. Perlman.
Under the employment agreement, in December 2007 we granted Mr. Perlman a stock option to purchase 450,000 shares at an exercise price of $5.05 per share. Mr. Perlman’s initial stock option grant vests equally over a three year period through December 2010, unless a change of control occurs, in which case Mr. Perlman’s options immediately vest as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Mr. Perlman’s stock options will be treated as incentive stock options to the maximum extent possible.
Mr. Perlman will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”
Additionally, Mr. Perlman and RPS have made customary representations regarding confidentiality, assignment of inventions, and non-competition, and RPS has made representations regarding indemnification under our certificate of incorporation and bylaws.
Harris Koffer Employment Agreement
Dr. Harris Koffer entered into an employment agreement with RPS on April 26, 2007, to serve as our President and Chief Operating Officer. The employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement can be terminated by either RPS or Dr. Koffer at any time for any reason. Dr. Koffer will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”
During the term of the employment agreement, Dr. Koffer is entitled to receive a base salary of $300,000 (as may be adjusted by the Board of Directors from time to time), payable in accordance with our normal payroll practices. Dr. Koffer is also eligible to receive an annual target bonus equal to 50% of his base salary for achieving our business and financial objectives. In addition, Dr. Koffer will be entitled to participate in all benefit plans, including medical, dental, retirement, flexible spending account, Section 125 plan, Section 401(k) plan, short- and long-term disability, life insurance (in an amount equal to three times his base salary) and accident and disability insurance, and other such plans established by us from time to time for our executives or employees generally.
Under the employment agreement, in December 2007 we granted Dr. Koffer a stock option grant to purchase 120,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Dr. Koffer in Old RPS pursuant to the Merger). Dr. Koffer’s initial stock option grant has a three year vesting schedule from the date of grant with one-third of the options vesting after one year from the date of grant and an additional 8.33% vesting each 90 days thereafter.
Additionally, the employment agreement contains customary representations by Dr. Koffer and RPS relating to confidentiality, assignment of inventions, and non-competition.
Steven Bell Employment Agreement
Mr. Steven Bell entered into an employment agreement with RPS on April 26, 2007 to serve as our Executive Vice President of Finance and Chief Financial Officer. The employment agreement became effective on August 29, 2007, upon completion of the Merger. The employment agreement had an initial term of one year, and is automatically renewed for successive one year periods unless terminated by either RPS or Mr. Bell within a specified period prior to the end of the renewed term. Mr. Bell will also be entitled to receive various severance payments and benefits in the event his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

During the term of the employment agreement, Mr. Bell is entitled to receive a base salary of $280,000 per year (or such other higher rate as the Chief Executive Officer may designate from time to time), payable in accordance with our normal payroll practices. Mr. Bell is also eligible to receive an annual bonus in such amount as determined by the Board of Directors in its sole discretion. In addition, Mr. Bell is entitled to participate in all benefit plans, including medical, dental, retirement, short- and long-term disability, the premiums and fees for which will be fully paid by RPS, and stock incentive and other such plans established by us from time to time for our executives or employees generally.
Under the employment agreement, in December 2007 we granted Mr. Bell a stock option grant to purchase 180,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Mr. Bell in Old RPS pursuant to the Merger). Mr. Bell’s initial stock option grant has a three year vesting schedule from the date of grant, with one-third of the options vesting after one year of service and an additional 8.33% vesting each 90 days thereafter.
Additionally, the employment agreement contains customary representations by Mr. Bell and RPS regarding confidentiality, assignment of inventions, and non-competition.
Janet Brennan Employment Agreement
Ms. Janet Brennan entered into an employment agreement with Old RPS on April 28, 2001, which remains in effect with RPS. Under Ms. Brennan’s employment agreement, Ms. Brennan serves as our Chief International Affairs Officer and Executive Vice President. The initial term was one year and the agreement has been and will continue to be automatically renewed for successive one year periods unless terminated by either RPS or Ms. Brennan within a specified period prior to the end of the initial term or any renewal term.
During the term of Ms. Brennan’s employment agreement, Ms. Brennan was originally entitled to receive a base salary of $165,000 per year (which has been increased by the Board of Directors from time to time), payable in accordance with our normal payroll practices. Ms. Brennan is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Ms. Brennan is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for its executives or employees generally.
Ms. Brennan is also entitled to receive various severance payments and benefits from RPS in the event her employment is terminated by RPS or she voluntarily resigns her employment as described in the section entitled “Potential Payments Upon Termination or Change in Control.”
Additionally, the employment agreement contains customary representations by Ms. Brennan and RPS regarding confidentiality, assignment of inventions, and non-competition.
Samir Shah Employment Agreement
Mr. Samir Shah entered into an employment agreement with RPS on December 6, 2007. Under Mr. Shah’s employment agreement, Mr. Shah serves as our Vice President, Strategic Development. The initial term was one year and the agreement automatically renews for successive one year periods unless terminated by either RPS or Mr. Shah within a specified period prior to the end of any renewal term.
During the term of Mr. Shah’s employment agreement, Mr. Shah is entitled to receive a base salary of $250,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with our general payroll practices. Mr. Shah is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Mr. Shah is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans we establish from time to time for our executives or employees generally.
Mr. Shah is also entitled to receive various severance payments and benefits from RPS in the event that his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”
Additionally, the employment agreement contains customary representations by Mr. Shah and RPS regarding confidentiality, assignment of inventions, and non-competition.

Grants of Plan-Based Awards
The table below sets forth information regarding all plan-based awards granted to our named executive officers during 2009.

			Estimated Future Payouts
		Grant Date	Under Non-Equity Incentive
Name	Year	(1)	Plan Awards (2)(3)
Daniel M. Perlman Chief Executive Officer	2009	12/31/2009	$88,114
Steven Bell Chief Financial Officer	2009	12/31/2009	$49,664
Harris Koffer President and Chief Operating Officer	2009	12/31/2009	$62,938
Janet Brennan Chief International Affairs Officer and Executive Vice President	2009	12/31/2009	$27,273
Samir Shah Vice President, Strategic Development	2009	12/31/2009	$41,959

(1)	Each executive officer was awarded 100% of their respective non-equity incentive plan awards during January 2010, as detailed under the heading “Performance Bonuses” in the “Compensation Discussion and Analysis” above.

(2)	The non-equity incentive plan used by both Old RPS and RPS to provide bonuses to executive officers does not provide for threshold, target or maximum amounts of bonuses to be awarded upon satisfaction of conditions under the plan. The bonuses awarded to executive officers under the non-equity incentive plan are determined by the Board of Directors entitled “Performance Bonuses” in “Compensation Discussion and Analysis” for additional detail.

(3)	The columns with the heading “All Other Stock Awards: Number of Shares of Stock or Units,” “All Other Option Awards: Number of Securities Underlying Options,” “Estimated Future Payouts Under Equity Incentive Plan Awards,” “Estimated Future Payouts Under Equity Incentive Plan Awards,” “Exercise or Base Price of Option Awards,” and “Grant Date Fair Value of Stock and Option Awards” have been deleted from the table because RPS did not issue any shares of stock, units, or stock options to named executive officers during 2009.
Outstanding Equity Awards at Fiscal Year End
The table below sets forth information regarding our named executive officers’ outstanding equity awards at December 31, 2009.

			Option Awards (1)(2)(3)
	Number of Securities		Number of Securities		Option
	Underlying		Underlying		Exercise	Option
	Unexercised Options		Unexercised Options		Price	Expiration
Name	Exercisable		Unexercisable		(/Sh)	Date
Daniel M. Perlman	300,000		150,000	(8)	$5.05	12/6/2017
Chief Executive Officer
Steven Bell	36,280	(4)	—		$0.83	6/1/2014
Chief Financial Officer	36,280	(5)	—		$0.83	5/23/2016
	135,000		45,000	(8)	$5.05	12/6/2017
Harris Koffer	899,279	(9)	—		$0.83	7/10/2016
President and Chief Operating Officer	90,000		30,000	(8)	$5.05	12/6/2017
Janet Brennan	5,442	(6)	—		$0.37	12/31/2011
Chief International Affairs Officer and	5,442	(7)	—		$0.37	12/31/2012
Executive Vice President	72,561	(4)	—		$0.83	6/1/2014
Samir Shah	1,814	(6)	—		$0.37	12/31/2011
Vice President, Strategic Development	1,814	(7)	—		$0.37	12/31/2012
	36,280	(4)	—		$0.83	6/1/2014
	90,702	(5)	—		$0.83	5/23/2016

(1)	None of the securities underlying any of the named executive officers’ options are unearned, and therefore the column with the heading “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been deleted from this table.

(2)	The four columns under the heading “Stock Awards” have been deleted from this table because RPS did not award any stock during 2009.

(3)	All options listed in the table, with the exception of the 450,000 options granted to Mr. Perlman and the 899,279 options granted to Dr. Koffer upon commencing employment with Old RPS on July 10, 2006, vest on the following schedule: 33 1/3% of options vest on the first anniversary of the date of grant, and 8 1/3% of options vest every 90 days until fully vested. The options become fully vested three years after grant, provided that the employee has remained continuously employed by RPS during those three years. One-third of Mr. Perlman’s options vest each year over a three year period. The option becomes fully vested three years after the date of grant. Dr. Koffer’s 899,279 options vest on the following schedule: 33 1/3% vested on July 10, 2007, and 2 7/9% vest every month thereafter until the option fully vested on July 10, 2009.

(4)	These options became fully vested on June 1, 2007.

(5)	These options became fully vested on May 23, 2009.

(6)	These options became fully vested on December 31, 2004.

(7)	These options became fully vested on December 31, 2005.

(8)	These options will become fully vested on December 6, 2010.

(9)	These options became fully vested on July 10, 2009.
Equity Compensation Plan Information
The table below sets forth information regarding our equity incentive plan at December 31, 2009.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average exercise	future issuance under
	exercise of	price of outstanding	equity compensation plans
	outstanding options	options, warrants and	(excluding securities
Plan Category	warrants and rights	rights	reflected in column (a))
Equity compensation plans approved by security holders	2,915,412	$2.06	3,781,977	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	2,915,412	$2.06	3,781,977

(1)	The figure in this table represents the number of unissued options as of December 31, 2009.
Option Exercises and Stock Vested Table
None of the named executive officers exercised any options awarded by either Old RPS or RPS during 2009 and RPS did not grant any stock awards to the named executive officers in 2009. Therefore, the Option Exercises and Stock Vested table has been deleted from this Proxy Statement.
Pension Benefits Table
Neither Old RPS or RPS offered or offer pension benefit plans to its employees or officers, and therefore the Pension Benefits table has been deleted from this Proxy Statement.
Nonqualified Deferred Compensation Table
None of the named executive officers participated in any nonqualified deferred compensation arrangements and therefore, the Nonqualified Deferred Compensation table has been deleted from this Proxy Statement.
Potential Payments Upon Termination or Change-in-Control
The following is a summary of the agreements and plans that provide for payment to a named executive officer at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities.
The employment agreements in place with Daniel Perlman, Harris Koffer, and Steven Bell were terminated and replaced with new employment agreements in connection with the Merger. The employment agreement with Janet Brennan remained effective after the Merger. Samir Shah did not operate under an employment agreement until December 6, 2007. The provisions relating to potential payments in connection with termination or a change in control for the employment agreements currently in effect are summarized below.
The employment agreements with our named executive officers address severance payments upon a termination of his or her employment for “Cause” and/or “Good Reason.” For agreements with our named executive officers other than Mr. Perlman, the definitions of “Cause” and “Good Reason” are generally described below and are applicable to the employment agreements currently in effect.

Termination for “Cause” generally means termination because of:
•	Conviction of a felony or the commission of any other act or omission involving dishonesty or fraud;
•	Failure to perform duties as directed by our Board of Directors, provided those duties are reasonable and consistent with the duties generally performed by an executive with the same title;
•	Gross negligence or willful misconduct; or
•	Material breach of the employment agreement.
Termination with “Good Reason” generally means:
•	A material alteration or reduction in the employee’s duties;
•	A reduction in the employee’s compensation package; or
•	A requirement that the employee be based at a location in excess of 40 miles from the employee’s current residence.
The employment agreement Mr. Perlman entered into in conjunction with the Merger addresses severance payments upon a termination of his employment for “Cause” and/or “Good Reason”. The definitions of “Cause” and “Good Reason” for Mr. Perlman are described below and are applicable to his employment agreement currently in effect.
Termination for “Cause” generally means termination because of:
•	Conviction of a felony;
•	Indictment for a felony involving dishonesty or fraud or the commission of an act or omission involving dishonesty or fraud; or
•	Gross negligence or willful misconduct.
Termination with “Good Reason” generally means:
•	A material breach of our obligations to Mr. Perlman under the employment agreement that is not remedied within a specific amount of time;
•	A relocation of Mr. Perlman outside the metropolitan Philadelphia area;
•	A material change in the job description, office title, and/or responsibilities of Mr. Perlman, excluding promotions or increased responsibility;
•	Removal from our Board of Directors without Cause; or
•	Failure of RPS to nominate Mr. Perlman as a candidate for election to our Board of Directors.
Daniel M. Perlman’s Employment Agreement
If Mr. Perlman’s employment is terminated by RPS without cause or if Mr. Perlman voluntarily resigns for good reason, there are two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following such termination or resignation and entitles him to receive an amount equal to 2.99 times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment of his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for a period of 18 months following termination if Mr. Perlman elects to have COBRA coverage.
•	Option two permits Mr. Perlman to choose not to be bound by the agreement’s non-competition and non-solicitation covenants and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment by RPS of his premiums under COBRA for a period of 18 months following termination if Mr. Perlman elects to have COBRA coverage.
If we terminate Mr. Perlman with cause, he will have two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of one year following termination and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment of his premiums under COBRA for a period of 12 months following termination if Mr. Perlman elects to have COBRA coverage.
•	Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants but does not entitle him to receive any severance payments or benefits from RPS.

If Mr. Perlman voluntarily resigns his employment without good reason, we will pay Mr. Perlman all compensation accrued through the date of resignation, and Mr. Perlman will be bound by the employment agreement’s non-competition and non-solicitation covenants for one year following the date of resignation.
If we terminate Mr. Perlman’s employment due to his suffering a permanent disability (as defined in the employment agreement), he will receive in one lump sum payment an amount equal to two times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated. RPS will also pay Mr. Perlman’s premiums under COBRA for a period of 18 months following termination if he elects to have COBRA coverage. Mr. Perlman is also entitled under the employment agreement to receive the benefits under a disability insurance policy maintained by us that would pay Mr. Perlman at least 60% of his then current annual base salary.
If Mr. Perlman dies during the term of the employment agreement, we will pay his estate all compensation and reimbursements accrued for Mr. Perlman through the date of his death.
Notwithstanding the provisions of Mr. Perlman’s employment agreement related to termination without a change of control, if we terminate Mr. Perlman’s employment for any reason other than death, disability, or cause within six months preceding or 12 months after a change of control, or if he resigns for any reason during this period, he has two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
•	Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following his termination or resignation and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to 2.99 times the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman will also be entitled to receive, for a period of three years following the later of the change of control, termination or resignation, medical benefits for him, his spouse and any dependents to the same extent he was so entitled prior to such termination or resignation, at our expense if and to the extent we were paying for such benefits at the time of such termination or resignation. If our medical benefits plans do not allow such payment, we will pay Mr. Perlman a lump sum equal to the amount it would have paid for such coverage over the three year period had such coverage been permitted. Mr. Perlman, his spouse, and any dependents would also be entitled to such rights as he or they may have to continue coverage at his sole expense under COBRA for the COBRA coverage period following the expiration of the period during which he, his spouse and any dependents continue to receive such medical benefits coverage.
•	Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman would also receive the same continuation of medical benefits (or lump sum payment if continued coverage is not permitted) described above, except that such medical benefits would extend only for a period of one year.
Notwithstanding any agreements to the contrary, upon a change of control (whether or not Mr. Perlman’s employment is thereafter terminated), all of Mr. Perlman’s stock grants shall become fully vested immediately before such change of control, all stock options previously granted shall become immediately vested and exercisable (without regard to continued employment or performance-based vesting standards), and each non-qualified stock option shall remain exercisable until the earlier of (i) the later of 180 days after the change of control or the period set forth in the relevant stock option agreement or (ii) the scheduled expiration date of such option. The exercise period of any incentive stock options granted to Mr. Perlman will continue to be governed by the relevant incentive stock option agreement.

Harris Koffer’s Employment Agreement
If Dr. Koffer’s employment is terminated by RPS without cause or by Dr. Koffer for good reason, he will be entitled to receive a lump sum payment equal to his then current annual base salary.
If Dr. Koffer’s employment is terminated by RPS for cause or by Dr. Koffer without good reason, he will be entitled to receive his then current base salary through the date of termination. If Dr. Koffer’s employment is terminated as a result of his death or disability, there will be no further payments of his base salary under the employment agreement.
Steven Bell’s Employment Agreement
All of Mr. Bell’s options granted under his employment agreement will immediately vest upon the occurrence of a change of control. Mr. Bell’s stock options will be treated as incentive stock options to the maximum extent possible.
If we terminate Mr. Bell’s employment without cause, he will be entitled to receive his then current base salary and benefits for a period of 18 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.
If we terminate Mr. Bell’s employment without cause at any time after the date which is three months before a change of control or at any time thereafter, he will be entitled to receive his then current base salary and benefits for a period of 24 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.
If Mr. Bell’s employment is terminated by RPS for cause, or due to his death or disability, or if Mr. Bell resigns for any reason, he will be entitled to receive his then current base salary through the date of termination or resignation.
Samir Shah’s Employment Agreement
Mr. Shah’s employment agreement provides that if he is terminated without cause, he is entitled to receive, as severance, base salary and benefits for one year following termination. If Mr. Shah is terminated with cause, he terminates his employment agreement, or the employment is terminated due to death or disability, Mr. Shah is entitled to receive his base salary through the date of termination.
Janet Brennan’s Employment Agreement
Ms. Brennan’s employment agreement provides that if she is terminated without cause, she is entitled to receive her base salary and benefits for one year following termination. If Ms. Brennan is terminated with cause, she terminates the employment agreement, or the employment is terminated due to her death or disability, Ms. Brennan is entitled to receive her base salary through the date of termination.
Quantification of Potential Payments upon Termination or Change in Control
The following table outlines the estimated termination payments that would be made to our named executive officers for the termination scenarios listed and assuming the triggering events for the scenarios occurred on December 31, 2009:

		Termination		Termination
	Year	without cause (7)		with cause (1)		Change in Control
Daniel M. Perlman
Cash and Benefits	2009	$1,224,314	(8)	$468,114	(10)	$1,309,655	(13)
		$468,114	(9)	—	(11)	$496,561	(14)
				$848,114	(12)
Equity Acceleration (3)		—		—		$757,500	(4)(6)
Harris Koffer
Cash and Benefits	2009	$330,000		—		—
Equity Acceleration (3)		—		—		$202,000	(4)
Steven Bell
Cash and Benefits	2009	$552,734		—		$720,424	(2)
Equity Acceleration (3)		—		—		$303,000	(4)(5)
Janet Brennan
Cash and Benefits	2009	$279,313		—		—
Equity Acceleration (3)		—		—		—
Samir Shah
Cash and Benefits	2009	$276,649		—		—
Equity Acceleration (3)		—		—		—

(1)	Unless otherwise noted, each of the named executive officers would receive his or her base salary through the date of termination if termination is made with cause. Termination with cause also includes termination without good reason, where applicable. No additional payments would be made if the named executive officer was terminated on December 31, 2009. All compensation amounts in this table assume payment of the 2009 performance bonus as set forth in the Summary Compensation Table.

(2)	This figure assumes Mr. Bell was terminated without cause and within three months prior to a change of control occurring on December 31, 2009, or any time thereafter.

(3)	Pursuant to the 2007 Plan, no option awards would accelerate in the event of the named executive officer’s termination on December 31, 2009. Options exercisable on the date of termination would remain exercisable for a period of three months from the date of termination.

(4)	Pursuant to the 2007 Plan, upon a change in control the Board of Directors may, but is not obligated to, cause all outstanding options to become fully vested and immediately exercisable. The figures in the table represent the value of the options if they became fully vested and exercisable on December 31, 2009.

(5)	Under the terms of Mr. Bell’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and vesting of all unvested stock options on December 31, 2009.

(6)	Under the terms of Mr. Perlman’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and vesting of all unvested stock options on December 31, 2009.

(7)	Termination without cause also includes termination with good reason, where applicable.

(8)	This figure assumes Mr. Perlman agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months. Mr. Perlman may also elect coverage under COBRA for 18 months, which RPS will pay if so elected.

(9)	This figure assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement. Mr. Perlman may also elect coverage under COBRA for 18 months, which RPS will pay if so elected.

(10)	This figure assumes Mr. Perlman resigns without good reason, resulting in Mr. Perlman being bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months or Mr. Perlman is terminated with cause and agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for one year. Mr. Perlman may also elect coverage under COBRA for 12 months, which RPS will pay if so elected.

(11)	This figure assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement.

(12)	This figure assumes Mr. Perlman is permanently disabled and has received payment from his disability insurance for one year. Mr. Perlman is entitled to also receive at least 60% of his then base salary at the time of permanent disability from a disability insurance policy maintained by us. Mr. Perlman may also elect coverage under COBRA for 18 months, which RPS will pay if so elected.

(13)	This figure assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months and the cost of Mr. Perlman’s benefits remains the same over three years. Mr. Perlman may also elect coverage under COBRA for the maximum period under which COBRA coverage is offered, which RPS will pay if so elected.

(14)	This figure assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement and the cost of Mr. Perlman’s benefits remain the same over the next year.
Compensation Committee Interlocks and Insider Participation
Daniel Raynor and Stephen Stonefield were the only members of our Compensation Committee during the last fiscal year, neither or whom has ever been an employee or officer of our Company. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, executive officers, directors, and employees. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we believe our Code of Business Conduct and Ethics, among other things, focuses our Board of Directors, management, and employees on areas of ethical risk, provides guidance in recognizing and dealing with ethical issues, provides mechanisms to report unethical conduct and generally helps foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by our Board of Directors. A current copy of the Code of Business Conduct and Ethics is posted on our website, http://www.rpsweb.com under the category “Investor Relations — Code of Business Conduct and Ethics” Any future amendments to or waivers from the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and relate to any element of the code of ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K of the SEC, will be posted on our website. In addition, copies of the Code of Business Conduct and Ethics are available to any person, without charge and upon request by writing to us at ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034 Attention: Steven Bell, Corporate Secretary.

Securities Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock, as of the date of this Proxy Statement by each stockholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, and our directors and named executive officers, including our directors and named executive officers as a group. Unless otherwise provided, the address of each of our directors and named executive officers is c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire currently or within 60 days after the date of this Proxy Statement through the exercise of any stock option or other right, including upon the exercise of warrants to purchase shares of common stock. Such shares are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this Proxy Statement, there were issued and outstanding 37,278,352 shares of our common stock.
Security Ownership of Certain Beneficial Owners and Management

		Percentage of
	Number of Shares	Shares Beneficially
Name and Address of Beneficial Holder	Beneficially Owned	Owned
Named Executive Officers and Directors
Daniel M. Perlman (1)	2,851,613	7.6%
Harris Koffer (2)	989,279	2.6%
Steven Bell (3)	383,265	1.0%
Janet L. Brennan (4)	569,730	1.5%
Samir Shah (5)	280,042	*
Thomas R. Armstrong (6)	—	*
Jack H. Dean (7)	3,334	*
James R. Macdonald (8)	—	*
Warren M. Myers (9)	3,334	*
Daniel Raynor (10)	4,489	*
Stephen E. Stonefield (11)	4,617	*
Peter M. Yu (6)	—	*
All directors and executive officers as a group (consists of 12 persons)	5,089,703	13.7%
5% Stockholders
Pangaea One Acquisition Holdings (6)	9,237,673	24.8%
The Argentum Group (10)	5,719,441	15.3%
The Productivity Fund IV (8)	3,454,127	9.3%
Lehman Brothers International (Europe) (11)	2,142,736	5.7%

*	represents a beneficial ownership of less than one percent of our outstanding common stock

(1)	300,000 of the listed shares are unexercised but fully vested stock options. Mr. Perlman has the right to acquire beneficial ownership of the shares within 60 days of the date of this Proxy Statement.

(2)	All the shares listed for Dr. Koffer are fully vested but unexercised stock options. Dr. Koffer has the right to acquire beneficial ownership of these shares within 60 days of the date of this Proxy Statement.

(3)	207,560 of the listed shares are unexercised but fully vested stock options. Mr. Bell has the right to acquire beneficial ownership of these shares within 60 days of the date of this Proxy Statement.

(4)	83,445 of the listed shares are unexercised but fully vested stock options. Ms. Brennan has the right to acquire beneficial ownership of these shares within 60 days of the date of this Proxy Statement.

(5)	130,610 of the listed shares are unexercised but fully vested stock options. Mr. Shah has the right to acquire beneficial ownership of these shares within 60 days of the date of this Proxy Statement.

(6)	Consists of 7,862,010 shares of common stock held by Pangaea One Acquisition Holdings I, LLC and 1,452,324 shares of common stock held by Pangaea One Acquisition Holdings II, LLC. Pursuant to an agreement between RPS and Pangaea One Acquisition Holdings I, LLC, Pangaea One Acquisition Holdings I, LLC has the right to appoint and have elected up to two directors to our Board of Directors as long as they own at least 20% of our outstanding common stock, and one director as long as they own at least 10% of our outstanding common stock. Pangaea One Acquisition Holdings I, LLC has nominated and our Board of Directors has appointed Mr. Yu as a director. Pangaea One Acquisition Holdings I, LLC nominated, our Board of Directors appointed, and our stockholders elected Mr. Armstrong as a director at our 2008 annual meeting of stockholders. The address for Messrs. Armstrong and Yu is c/o Cartesian Capital Group, LLC, 505 Fifth Avenue, 15th Floor New York, NY 10017.

(7)	All the shares listed for Dr. Dean are unexercised stock options that will vest and become exercisable within 60 days of the date of this Proxy Statement, and Dr. Dean will have the right to acquire beneficial ownership of those shares at that time.

(8)	Mr. Macdonald is an executive with First Analysis Corporation, which, through one or more intermediate partnerships, controls or shares control of The Productivity Fund IV, L.P. and The Productivity Fund IV Advisors Fund, L.P. The Productivity Fund IV, L.P beneficially owns 3,326,213 shares and The Productivity Fund IV Advisors Fund, L.P. beneficially owns 127,914 shares. Mr. Macdonald may be deemed to have beneficial ownership over the shares held by these entities. Mr. Macdonald disclaims such beneficial ownership. The address for Mr. Macdonald is c/o First Analysis Corporation, One South Wacker Drive, Suite 3900 (39th floor), Chicago, Illinois 60606.

(9)	All the shares listed for Mr. Myers are unexercised stock options that will vest and become exercisable within 60 days of the date of this Proxy Statement, and Mr. Myers will have the right to acquire beneficial ownership of those shares at that time.

(10)	Mr. Raynor is the managing member of Argentum Investments, LLC, which is the managing member of Argentum Partners II, L.P., which is the general partner of Argentum Capital Partners II, L.P. Mr. Raynor is also the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. Argentum Capital Partners, L.P beneficially owns 905,632 shares and Argentum Capital Partners II, L.P. beneficially owns 4,813,809 shares. Mr. Raynor may be deemed to have beneficial ownership over the shares held by these entities. Mr. Raynor disclaims such beneficial ownership. 4,489 of the listed shares are owned by Vidacos Nominees Limited for the benefit of Daniel Raynor. The address for Mr. Raynor is c/o The Argentum Group, 60 Madison Avenue, Suite 701 New York, NY 10010.

(11)	The address for Lehman Brothers International (Europe) is c/o PricewaterhouseCoopers LLP 1 Embankment Place, London WC2N 6RH25, United Kingdom.
Related Party Transactions
The Company is the lessee of office space for its German subsidiary. The lessor of the office space is Mr. Ralf Kohnen, a shareholder, RPS executive, and the former sole shareholder of IMEREM Institute for Medical Research Management and Biometrics/Institut für medizinisches Forschungsmanagement und Biometrie Gesellschaft mit beschränkter Haftung Ein unabhängiges Forschungsunternehmen (“Imerem”), the German corporation we acquired on December 22, 2008. The Company pays rent to Mr. Kohnen in the amount of $14,500 on a month-to-month basis, which commenced in January 2009. Under the terms of the leasing agreement we paid Mr. Kohnen $174,000 during the course of 2009, and if the leasing arrangements with Mr. Kohnen are not materially changed or terminated, we will pay Mr. Kohnen $174,000 during the course of 2010 as well.
Our written Code of Business Conduct and Ethics requires that our officers must disclose to the Chief Executive Officer any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, including an interest in a transaction involving our Company, and the Chief Executive Officer shall notify the Board of Directors of any such disclosure. In accordance with our Code of Business Conduct and Ethics, our Board of Directors reviewed the lease arrangements with Mr. Kohnen prior to the acquisition of Imerem and approved the lease and the payments to Mr. Kohnen for the office space in Germany.
Audit Committee Report
The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2009.
The Audit Committee operates under a charter adopted by the Cross Shore board of directors on June 4, 2007 and currently in effect for RPS. A copy of our Audit Committee Charter is available on our website at www.rpsweb.com, under the heading “Investor Relations.”
The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2009.

The Audit Committee discussed with Ernst & Young, LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standard No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of our financial statements.
The Audit Committee received written disclosures and the letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from RPS and its related entities and has discussed with Ernst & Young, LLP their independence from RPS.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee

James Macdonald and Stephen Stonefield
Incorporation by Reference
Copies of our Annual Report on Form 10-K for fiscal year 2009, which contains financial statements audited by our independent auditors, were mailed with this Proxy Statement to our stockholders.
A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a stockholder upon written request to: Steven Bell, Corporate Secretary, ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034.
The reports of the Compensation Committee and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate those portions of this Proxy Statement by reference therein.
Stockholder Proposals
Under the SEC rules, certain stockholder proposals may be included in our proxy statement. Any stockholder desiring to have such a proposal included in our proxy statement for the Annual Meeting to be held in 2011 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034 on or before December 31, 2010.
Where a stockholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034 on or before March 2, 2011, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during 2009, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.
In making these statements, we have relied upon examination of the copies of Forms 3 and 4 and amendments to these forms provided to us by our directors, executive officers and 10% stockholders.

Other Matters
Our management knows of no matters to be presented at the Annual Meeting other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters.
If you intend to attend the meeting in person, directions from the Pennsylvania Turnpike (I-276) are as follows:
•	From the Pennsylvania Turnpike, take exit 339 toward PA-309/Philadelphia/Ambler/Fort Washington
•	Continue onto Pennsylvania Avenue
•	Turn right at Commerce Drive
•	Turn right at Delaware Drive
•	Make a slight left at Virginia Drive
•	Our headquarters will be on the left
Householding
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you send a written request to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or call us at (215) 540-0700.
* * *

Upon request, we will furnish to record and beneficial owners of our common stock, free of charge, a copy of our annual report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2009. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Corporate Secretary c/o ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort Washington, Pennsylvania 19034.
April 30, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
RESEARCH PHARMACEUTICAL SERVICES, INC.
Wednesday, June 2, 2010
9 a.m. Eastern Time
ReSearch Pharmaceutical Services Inc. Headquarters
520 Virginia Drive
Fort Washington, Pennsylvania 19034
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

RESEARCH PHARMACEUTICAL SERVICES, INC.
Proxy for Annual Meeting of Stockholders
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Daniel M. Perlman and Steven Bell, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of ReSearch Pharmaceutical Services, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 2, 2010 and at any adjournments thereof.
UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR CLASS III DIRECTOR, AS SET FORTH IN THE PROXY STATEMENT, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF RESEARCH PHARMACEUTICAL SERVICES, INC. FOR 2010.
The undersigned acknowledges prior receipt of the Annual Report on the Form 10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement, and revokes all previously granted Proxies.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

RESEARCH PHARMACEUTICAL SERVICES, INC. 520 VIRGINIA DRIVE FORT WASHINGTON, PA 19034
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If you have misplaced or did not receive an envelope, please return it to ReSearch Pharmaceutical Services, Inc., 520 Virginia Drive, Fort
Washington, PA 19034 U.S.A., Attn: Corporate Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESEARCH PHARMACEUTICAL SERVICES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FROM CLASS III PROPOSED FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote On Directors

1.	ELECTION OF CLASS III DIRECTORS.	☐	☐	☐

NOMINEES:

01)	Daniel Perlman
02)	Harris Koffer
03)	Peter M. Yu

Vote On Proposal	For	Against	Abstain

2. Ratification of the appointment of Ernst & Young, LLP as independent registered public accounting firm of ReSearch Pharmaceutical Services, Inc. for the 2010 fiscal year	☐	☐	☐

The Proxies are authorized to vote in their discretion on any other matters that may come before the meeting.
Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, limited liability company, or similar entity, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For address changes, please check this box and write them on the reverse side where indicated.	☐

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Print Name of Stockholder